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                                                                  EXHIBIT 99.01

SIXTH PARAGRAPH UNDER THE CAPTION "LEGAL PROCEEDINGS" BEGINNING ON PAGE 12 OF THE ANNUAL REPORT ON FORM 10-K OF SSBH FOR THE YEAR ENDED DECEMBER 31, 1998 (FILE NO. 1-4346).

In November 1998, a purported class action complaint was filed in the United States District Court for the Middle District of Florida (Dwight Brock as Clerk for Collier County v. Merrill Lynch et al.). The complaint alleges that, pursuant to a nationwide conspiracy, 17 broker-dealer defendants, including SSB, charged excessive mark-ups in connection with advanced refunding transactions. The Company intends to contest this complaint vigorously.